Filed Pursuant to Rule 424(b)(3)

Registration No. 333-281160

PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus dated August 9, 2024)

STARDUST POWER INC.

Up to 55,190,875 Shares of Common Stock

Up to 10,566,596 Shares of Common Stock Underlying Warrants

Up to 5,566,667 Warrants to Purchase Common Stock

This prospectus supplement supplements the prospectus dated August 9, 2024 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-281160). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on September 20, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and resale from time to time by the selling securityholders named in this Registration Statement or their permitted transferees (the “Selling Securityholders”) of the following:

(i) up to 55,190,875 shares of common stock, par value $0.0001 per share (the “Common Stock”), consisting of:

(a)	up to 127,777 shares of Common Stock issued to former GPAC II Public Shareholders (as defined in the Prospectus) at Closing (as defined in the Prospectus) pursuant to certain Non-Redemption Agreements (as defined in the Prospectus);

(b)	up to 4,000,000 shares of Common Stock (including 1,000,000 shares that are subject to forfeiture) issued to the Sponsor at Closing in exchange for an equivalent number of Class B ordinary shares, par value $0.0001 per share, of GPAC II that were originally purchased for approximately $0.003 per share;

(c)	up to 1,077,541 shares of Common Stock issued to PIPE Investors (as defined in the Prospectus) at Closing pursuant to certain PIPE Subscription Agreements (as defined in the Prospectus) at a purchase price of $9.35 per share;

(d)	up to 2,024,985 shares of Common Stock held by holders of vested RSU awards;

(e)	up to 42,393,905 shares of Common Stock issued to certain third parties and affiliates of Stardust Power at Closing (which in each case were issued as consideration in the Business Combination (as defined in the Prospectus) based on a value of $10.00 per share); and

(f)	up to 5,566,667 shares of Common Stock issuable upon exercise of the Private Warrants (as defined in the Prospectus); and

(ii) up to 5,566,667 Private Warrants, which were originally purchased at a price of $1.50 per Private Warrant.

We will not receive any proceeds from the sale of shares of Common Stock or Warrants (as defined in the Prospectus) by the Selling Securityholders pursuant to the Prospectus or in any supplement to the Prospectus, except upon the exercise of Warrants.

The shares of Common Stock, not including Common Stock issuable upon exercise of the Warrants, being offered for resale pursuant to the Prospectus or in any supplement to the Prospectus by the Selling Securityholders represent approximately 99.72% of shares of Common Stock (and assuming the exercise of all Warrants, 91.48% of Common Stock) outstanding as of July 31, 2024. Given the substantial number of shares of Common Stock being registered for potential resale by Selling Securityholders pursuant to the Prospectus and this prospectus supplement, the sale of shares of Common Stock or Warrants by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of holders of Common Stock or Warrants intend to sell such securities, could increase the volatility of the market price of our Common Stock or Warrants or result in a significant decline in the public trading price of our Common Stock or Warrants. Even if our trading price of Common Stock is significantly below $10.00 per share, the offering price for the units offered in the IPO (as defined in the Prospectus), certain of the Selling Securityholders, including the Sponsor, may still have an incentive to sell shares of Common Stock, because they purchased the shares at prices lower than the public investors or the current trading price of our Common Stock.

We will only receive proceeds from the exercise of Warrants if and when the holders of the Warrants choose to exercise them. The exercise of the Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our Common Stock and the spread between the exercise price of the Warrants and the price of our Common Stock at the time of exercise. If the market price of our Common Stock is less than the exercise price of a holder’s Warrants, it is unlikely that holders will choose to exercise. There can be no assurance that the Warrants will be in the money prior to their expiration. In addition, our Warrant holders have the option to exercise the Warrants on a cashless basis in certain circumstances. See “Description of Securities - Warrants” in the Prospectus. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants.

We will bear all costs, expenses and fees in connection with the registration of the securities. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the securities.

Our registration of the securities covered by the Prospectus or in any prospectus supplement does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the Common Stock. The Selling Securityholders may offer and sell the securities covered by the Prospectus or in any prospectus supplement in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution” in the Prospectus.

You should read the Prospectus, this prospectus supplement and any prospectus supplement or amendment carefully before you invest in our Common Stock or Warrants.

Our Common Stock and Warrants are listed on the Nasdaq Global Market (“Nasdaq”) under the symbols “SDST” and “SDSTW,” respectively. On September 19, 2024, the last reported sales price of our Common Stock was $11.67 per share and the last reported sales price of our Warrants was $0.4658 per Warrant.

Our Chief Executive Officer, Roshen Pujari (hereinafter, Roshan Pujari) owns a majority of the voting power of our issued and outstanding Common Stock. As a result, we qualify as a “controlled company” within the meaning of the corporate governance standards of Nasdaq.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus and this prospectus supplement comply with the requirements that apply to an issuer that is an emerging growth company. This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 20, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 17, 2024

STARDUST POWER INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39875	99-3863616
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

15 E. Putnam Ave, Suite 378 Greenwich, CT	06830
(Address of principal executive offices)	(Zip Code)

(800) 742 3095

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SDST	The Nasdaq Global Market
Redeemable warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	SDSTW	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.01 Changes in Registrant’s Certifying Accountant.

On September 17, 2024, the board of directors (the “Board”) of Stardust Power Inc. (the “Company”) approved the dismissal of WithumSmith+Brown, PC (“Withum”) as the Company’s independent registered public accounting firm. The termination of the engagement of Withum was recommended by the Company’s audit committee and approved by the Board. Withum had served as the Company’s independent registered public accounting firm, including prior to the business combination that was consummated on July 8, 2024 (the “Business Combination”), since 2020.

The reports of Withum on the consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2023 and 2022 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, with the exception of providing a qualification as to the Company’s ability to continue as a going concern.

During the Company’s two most recent fiscal years and the subsequent interim period through September 17, 2024, there were no disagreements with Withum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Withum, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. During the Company’s two most recent fiscal years and the subsequent interim period through September 17, 2024, there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Withum with a copy of the foregoing disclosure and requested Withum to furnish the Company with a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with the statements made therein. A copy of such letter furnished by Withum, dated September 19, 2024 is attached hereto as Exhibit 16.1, and is incorporated herein by reference.

On September 17, 2024, the Board approved the audit committee’s recommendation to approve the engagement of KNAV CPA LLP (“KNAV”) as the Company’s new independent registered public accounting firm.

KNAV previously served as the auditor of the Company’s target in the Business Combination, then-named Stardust Power Inc. During the Company’s two most recent fiscal years, including prior to the Business Combination when the Company was named Global Partner Acquisition Corp II, and the subsequent interim period through September 17, 2024, neither the Company nor anyone on its behalf consulted with KNAV regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided that KNAV concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and its related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K), except for the material weaknesses described in the Company’s definitive proxy statement, dated May 22, 2024 (as further amended).

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
16.1	Letter from WithumSmith+Brown, PC dated September 19, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 20, 2024

STARDUST POWER INC.

By:	/s/ Roshan Pujari
Name:	Roshan Pujari
Title:	Chief Executive Officer and Chairman

Exhibit 16.1

September 19, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Stardust Power Inc. (formerly known as Global Partner Acquisition Corp. II) statements included under Item 4.01 of its Form 8-K dated September 17, 2024. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on September 16, 2024, following completion of the Company’s annual audits for the periods ended December 31, 2023 and 2022 and the Company’s quarterly review for the three months ended March 31, 2024 and the six months ended June 30, 2024, which consists only of the accounts of the pre-Business Combination Special Purpose Acquisition Company. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

WithumSmith+Brown, PC

New York, New York